Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-286839) and Form F-3 (No. 333-292185) of our report dated April 29, 2026 relating to the financial statements of YXT.COM Group Holding Limited appearing in this Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-3 (No. 333-292185).

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, the People’s Republic of China

April 29, 2026

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004
Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com